Filed Pursuant to Rule 424(b)(5)

Registration No. 333-72266

PROSPECTUS SUPPLEMENT

July 19, 2004

(TO PROSPECTUS — MARCH 25, 2002)

Wachovia Corporation	Wachovia Corporation One Wachovia Center 301 South College Street Charlotte, North Carolina 28288 (704) 374-6565

$1,100,000,000 One-Month LIBOR Floating Rate Notes Due July 20, 2007

$2,400,000,000 Three-Month LIBOR Floating Rate Notes Due July 20, 2007

$1,500,000,000 5.25% Subordinated Notes Due August 1, 2014

The Securities and the Offering:

•    One-Month LIBOR Floating Rate Notes Due July 20, 2007

•  Interest rate: One-month LIBOR plus 0.09%; the initial interest payment shall be at the rate of 1.51625% per annum

•  Interest payments: monthly on the 22nd day of each month, commencing August 22, 2004; final interest payment on
July 20, 2007

•    Three-Month LIBOR Floating Rate Notes Due July 20, 2007

•  Interest rate: Three-month LIBOR plus 0.08%; the initial interest payment shall be at the rate of 1.7125% per annum

•  Interest payments: quarterly on the 22nd calendar day of each January, April, July and October, commencing October 22, 2004; final interest payment on July 20, 2007

•    5.25% Subordinated Notes Due August 1, 2014

•  Interest rate: 5.25% per annum

•  Interest payments: semi-annually on February 1 and August 1, commencing on February 1, 2005

•    Closing: July 22, 2004

	Per One-Month LIBOR Floating Rate Note Due July 20, 2007	Total	Per Three-Month LIBOR Floating Rate Note Due July 20, 2007	Total	Per 5.25% Subordinated Note Due August 1, 2014	Total
Public offering price(1):	100%	$1,100,000,000	100%	$2,400,000,000	99.667%	$1,495,005,000
Underwriting fees:	0.25	2,750,000	0.25	6,000,000	0.45	6,750,000
Net proceeds to Wachovia(1):	99.75	1,097,250,000	99.75	2,394,000,000	99.217	1,488,255,000

(1)	Plus accrued interest from July 22, 2004, if any.

These securities have not been approved or disapproved by the SEC, any state securities commission or the Commissioner of Insurance of the state of North Carolina nor have these organizations determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia intends to list the Securities on the Luxembourg Stock Exchange.

This prospectus supplement and the attached prospectus may be used by Wachovia Capital Markets, LLC, an affiliate of Wachovia, or any other affiliate of Wachovia, in connection with offers and sales related to market-making or other transactions in the Securities. Wachovia Capital Markets, LLC, or any other such affiliate, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

We expect that the Securities will be ready for delivery in New York, New York, on or about July 22, 2004.

Sole Book-Runner

Wachovia Securities

ABN AMRO Incorporated

Barclays Capital

Bear, Stearns & Co. Inc.

Citigroup

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley

The Royal Bank of Scotland

UBS Investment Bank

Blaylock & Partners, L.P.

Guzman & Company

Keefe, Bruyette & Woods, Inc.

Loop Capital Markets, LLC

Sandler O’Neill & Partners, L.P.

The Williams Capital Group, L.P.

Prospectus Supplement

Prospectus

DESCRIPTION OF SECURITIES

This section outlines the specific financial and legal terms of the Securities that are more generally described under “Description of Debt Securities” beginning on page 18 of the prospectus that is attached to this prospectus supplement. If anything described in this section is inconsistent with the terms described under “Description of Debt Securities” in the attached prospectus, the terms described here shall prevail.

One-Month LIBOR Floating Rate Notes Due July 20, 2007:

•	Title: One-Month LIBOR Floating Rate Notes Due July 20, 2007

•	Total principal amount being issued: $1,100,000,000

•	Due Date for principal: July 20, 2007

•	Interest rate: One-month London interbank offered rate (“LIBOR”) plus 0.09% per annum; initial interest payment shall be at the rate of 1.51625% per annum

•	Date interest starts accruing: July 22, 2004

•	Interest payment dates: the 22nd calendar day of each month and the maturity date

•	First interest payment date: August 22, 2004

•	Final interest payment date: July 20, 2007

•	Calculation agent: The calculation agent will be Wachovia Capital Markets, LLC or any other financial institution designated by Wachovia

•	Trustee: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as senior indenture trustee, which is referred to on page 18 of the attached prospectus

Three-Month LIBOR Floating Rate Notes Due July 20, 2007:

•	Title: Three-Month LIBOR Floating Rate Notes Due July 20, 2007

•	Total principal amount being issued: $2,400,000,000

•	Due Date for principal: July 20, 2007

•	Interest rate: Three-month LIBOR plus 0.08% per annum; initial interest payment shall be at the rate of 1.7125% per annum

•	Date interest starts accruing: July 22, 2004

•	Interest payment dates: the 22nd calendar day of each January, April, July and October and the maturity date

•	First interest payment date: October 22, 2004

•	Final interest payment date: July 20, 2007

•	Calculation agent: The calculation agent will be Wachovia Capital Markets, LLC or any other financial institution designated by Wachovia

•	Trustee: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as senior indenture trustee, which is referred to on page 18 of the attached prospectus

5.25% Subordinated Notes Due August 1, 2014:

•	Title: 5.25% Subordinated Notes Due August 1, 2014

•	Total principal amount being issued: $1,500,000,000

•	Due date for principal: August 1, 2014

•	Interest rate: 5.25% per annum

•	Date interest starts accruing: July 22, 2004

•	Interest payment dates: Every February 1 and August 1

•	First interest payment date: February 1, 2005

•	Final interest payment date: August 1, 2014

•	Trustee: J.P. Morgan Trust Company, National Association (formerly known as Bank One Trust Company, N.A.), as subordinated indenture trustee, which is referred to on page 18 of the attached prospectus

•	Regular record dates for interest: Fifteenth calendar day immediately preceding each respective interest payment date

•	Form of Securities: The Securities will be issued as one or more global securities. See “Global Securities” on page 34 of the attached prospectus.

•	Name of Depository: The Depository Trust Company (“DTC”). See “Global Securities” on page 34 of the attached prospectus for more information about DTC’s procedures.

•	Trading through DTC, Clearstream and Euroclear: Initial settlement for the Securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. See below under “Clearstream and Euroclear Clearance and Settlement” on page S-7 for more information about global securities held by DTC through Clearstream or Euroclear.

•	Payment of principal and interest: Principal of and interest on the Securities are to be payable, and the transfer of the Securities will be registrable, at the Corporate Trust Office of the trustee in the City of New York or at the Corporate Trust Office of Wachovia Bank, National Association, a subsidiary of Wachovia, in Charlotte, North Carolina, except that interest may be paid at Wachovia’s option by check mailed to the address of the holder entitled to it as it appears on the note register.

•	Sinking Fund: There is no sinking fund.

•	Further Issues: Wachovia may issue additional Securities of the same series with the same terms in the future, without obtaining the consent of any holders of the outstanding Securities.

One-Month LIBOR Floating Rate Notes Due July 20, 2007

For the initial period of July 22, 2004 up to (but not including) August 22, 2004, interest on the One-Month LIBOR Floating Rate Notes Due July 20, 2007 will be payable on August 22, 2004 in arrears at the rate of 1.51625% per annum (1.42625%, one-month LIBOR as of the interest determination date prior to July 22, 2004, plus 0.09%). Thereafter, interest on these Notes will be reset monthly and will be payable in arrears at one-month LIBOR plus 0.09% on the 22nd calendar day of each month, beginning on September 22, 2004, and ending on July 20, 2007 (each of these dates and August 22, 2004 is an interest payment date and the date two business days prior to each of these dates is an interest determination date for the following period). For each period beginning on and including an interest payment date and ending on but not including the following interest payment date, interest will be paid at one-month LIBOR plus 0.09% determined on the interest determination date for that period.

If any interest payment date falls on a day which is not a business day, that interest payment date shall be postponed to the next day that is a business day unless that day falls in the next calendar month, in which case the interest payment date shall be the business day which precedes that day. A business day is any day that is not a Saturday or Sunday and that, in the City of New York, New York, or Charlotte, North Carolina, is not a day on which banking institutions generally are authorized or obligated by law to close.

On each interest determination date, one-month LIBOR will be determined by the calculation agent and shall be the applicable one-month LIBOR rate for the payment period commencing on the second London business day immediately following such interest determination date. On such interest determination date, one-month LIBOR will be such rate that appears on the designated LIBOR page as of 11:00 a.m. London time. The designated LIBOR page is page 3750 on Moneyline Telerate, Inc., or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. Page 3750 is the display designated as page “3750” on Moneyline Telerate, Inc., or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. A London business day is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

If no rate appears on the designated LIBOR page, the calculation agent will determine one-month LIBOR for that interest determination date as follows:

•	The calculation agent will request the principal London offices of each of four reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a monthly period, commencing on the second London business day immediately following such interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount of not less than $1,000,000.

•	If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations.

•	If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such interest determination date, by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, for a monthly period and in a principal amount of not less than $1,000,000.

•	If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR will remain unchanged from the previous monthly period.

Three-Month LIBOR Floating Rate Notes Due July 20, 2007

For the initial period of July 22, 2004 up to (but not including) October 22, 2004, interest on the Three-Month LIBOR Floating Rate Notes Due July 20, 2007 will be payable on October 22, 2004 in arrears at the rate of 1.7125% per annum (1.6325%, three-month LIBOR as of the interest determination date prior to July 22, 2004, plus 0.08%). Thereafter, interest on these Notes will be reset quarterly and will be payable in arrears at three-month LIBOR plus 0.08% on the 22nd calendar day of each January, April, July and October, beginning on January 22, 2005, and ending on July 20, 2007 (each of these dates and October 22, 2004, is an interest payment date and the date two business days prior to each of these dates is an interest determination date for the following period). For each period beginning on and including an interest payment date and ending on but not including the following interest payment date, interest will be paid at three-month LIBOR plus 0.08% determined on the interest determination date for that period.

If any interest payment date falls on a day which is not a business day, that interest payment date shall be postponed to the next day that is a business day unless that day falls in the next calendar month, in which case the interest payment date shall be the business day which precedes that day. A business day is any day that is not a Saturday or Sunday and that, in the City of New York, New York or Charlotte, North Carolina, is not a day on which banking institutions generally are authorized or obligated by law to close.

On each interest determination date, three-month LIBOR will be determined by the calculation agent and shall be the applicable three-month LIBOR rate for the payment period commencing on the second London business day immediately following such interest determination date. On such interest determination date, three-month LIBOR will be such rate that appears on the designated LIBOR page as of 11:00 a.m. London time. The designated LIBOR page is page 3750 on Moneyline Telerate, Inc., or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. Page 3750 is the display designated as page “3750” on Moneyline Telerate, Inc., or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. A London business day is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

If no rate appears on the designated LIBOR page, the calculation agent will determine three-month LIBOR for that interest determination date as follows:

•	The calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a quarterly period, commencing on the second London business day immediately following such interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount of not less than $1,000,000.

•	If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations.

•	If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such interest determination date, by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, for a quarterly period and in a principal amount of not less than $1,000,000.

•	If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR will remain unchanged from the previous quarterly period.

RECENT DEVELOPMENTS

For the quarter ended June 30, 2004, Wachovia reported net income available to common stockholders of $1.25 billion, compared to $1.03 billion for the same period in 2003. For additional information regarding Wachovia’s results for the second quarter of 2004, see the consolidated balance sheets and the consolidated statement of income contained in Wachovia’s Current Report on Form 8-K dated July 15, 2004, incorporated by reference herein.

On June 21, 2004, Wachovia announced that it had entered into an Agreement and Plan of Merger, dated as of June 20, 2004, with SouthTrust Corporation (“SouthTrust”), providing for the merger of

SouthTrust with and into Wachovia. The proposed merger is subject to customary closing conditions, including regulatory and shareholder approvals and is expected to be completed in the fourth quarter of 2004. As of March 31, 2004, SouthTrust reported assets of $53 billion, consolidated total deposits of $36 billion and consolidated total stockholders’ equity of $4 billion. Under the terms of the merger agreement with SouthTrust, Wachovia will exchange 0.89 shares of Wachovia common stock for each outstanding share of SouthTrust common stock. Wachovia expects to issue approximately 318 million shares of Wachovia common stock upon consummation of the SouthTrust merger. For more information about the SouthTrust merger, see “Where You Can Find More Information” on page 3 of the attached prospectus.

USE OF PROCEEDS

Wachovia currently intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include:

•	reducing debt

•	investments at the holding company level

•	investing in, or extending credit to, our operating subsidiaries

•	possible acquisitions and

•	stock repurchases

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

CLEARSTREAM AND EUROCLEAR CLEARANCE AND SETTLEMENT

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the registered global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the registered global securities held by DTC through Clearstream Banking AG, société anonyme, or any successor thereto (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear system (the “Euroclear operator”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for the Euroclear operator (in such capacities, the “U.S. depositaries”).

Clearstream and the Euroclear operator have informed Wachovia that Clearstream and the Euroclear operator each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Clearstream and the Euroclear operator provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream and the Euroclear operator also deal with domestic securities markets in several countries through established depositary and custodial relationships. Clearstream and the Euroclear operator have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Clearstream and the Euroclear operator customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream and the Euroclear operator is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

Distributions with respect to the Securities held through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “terms and conditions”). The terms and conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Securities held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

The Euroclear operator further advises that investors that acquire, hold and transfer interests in the Securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the registered global securities.

The Euroclear operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear operator’s records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Individual certificates in respect of the Securities may be issued in exchange for the registered global securities.

Title to book-entry interests in the Securities will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Securities may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Securities may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Securities among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

A further description of DTC’s procedures with respect to the registered global securities is set forth in the prospectus under “Global Securities.” DTC has confirmed to Wachovia, Wachovia Capital Markets, LLC and the trustees that it intends to follow such procedures.

Initial settlement for the Securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the Securities from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the Securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions of underwriting agreements with Wachovia, to purchase the principal amount of Securities set forth below opposite their respective names for each respective offering of Securities. The underwriters are committed to purchase all of such Securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriters	Principal Amount of One-Month LIBOR Floating Rate Notes Due July 20, 2007
Wachovia Capital Markets, LLC	$968,000,000
ABN AMRO Incorporated	11,000,000
Barclays Capital Inc	11,000,000
Bear, Stearns & Co., Inc.	11,000,000
Citigroup Global Markets Inc.	11,000,000
Goldman, Sachs & Co.	11,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	11,000,000
Morgan Stanley & Co. Incorporated	11,000,000
The Royal Bank of Scotland plc	11,000,000
UBS Securities LLC	11,000,000
Blaylock & Partners, L.P.	5,500,000
Guzman & Company	5,500,000
Keefe, Bruyette & Woods, Inc.	5,500,000
Loop Capital Markets, LLC	5,500,000
Sandler O’Neill & Partners, L.P.	5,500,000
The Williams Capital Group, L.P.	5,500,000

Total	$1,100,000,000

Underwriters	Principal Amount of Three-Month LIBOR Floating Rate Notes Due July 20, 2007
Wachovia Capital Markets, LLC	$2,112,000,000
ABN AMRO Incorporated	24,000,000
Barclays Capital Inc.	24,000,000
Bear, Stearns & Co. Inc.	24,000,000
Citigroup Global Markets Inc.	24,000,000
Goldman, Sachs & Co.	24,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	24,000,000
Morgan Stanley & Co. Incorporated	24,000,000
The Royal Bank of Scotland plc	24,000,000
UBS Securities LLC	24,000,000
Blaylock & Partners, L.P.	12,000,000
Guzman & Company	12,000,000
Keefe, Bruyette & Woods, Inc.	12,000,000
Loop Capital Markets, LLC	12,000,000
Sandler O’Neill & Partners, L.P.	12,000,000
The Williams Capital Group, L.P.	12,000,000

Total	$2,400,000,000

Underwriters	Principal Amount of 5.25% Subordinated Notes Due August 1, 2014
Wachovia Capital Markets, LLC	$1,320,000,000
ABN AMRO Incorporated	15,000,000
Barclays Capital Inc.	15,000,000
Bear, Stearns & Co. Inc.	15,000,000
Citigroup Global Markets Inc.	15,000,000
Goldman, Sachs & Co.	15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,000,000
Morgan Stanley & Co. Incorporated	15,000,000
The Royal Bank of Scotland plc	15,000,000
UBS Securities LLC	15,000,000
Blaylock & Partners, L.P.	7,500,000
Guzman & Company	7,500,000
Keefe, Bruyette & Woods, Inc.	7,500,000
Loop Capital Markets, LLC	7,500,000
Sandler O’Neill & Partners, L.P.	7,500,000
The Williams Capital Group, L.P.	7,500,000

Total	$1,500,000,000

The underwriters propose to offer the Securities in part directly to the public at the initial public offering prices set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such prices less a concession, as a percentage of the principal amount of the applicable Securities, in the following amounts:

•	0.15% per One-Month LIBOR Floating Rate Note Due July 20, 2007;

•	0.15% per Three-Month LIBOR Floating Rate Note Due July 20, 2007; and

•	0.27% per 5.25% Subordinated Note Due August 1, 2014.

The underwriters may allow, and such dealers may reallow, a concession to certain brokers and dealers not to exceed, as a percentage of the principal amount of the applicable Securities, in the following amounts:

•	0.075% per One-Month LIBOR Floating Rate Note Due July 20, 2007;

•	0.075% per Three-Month LIBOR Floating Rate Note Due July 20, 2007; and

•	0.15% per 5.25% Subordinated Note Due August 1, 2014.

After the Securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the underwriters.

The Securities are new issues of securities with no established trading markets. Wachovia intends to apply to list the Securities on the Luxembourg Stock Exchange although no assurance can be given that the Securities will be listed on the Luxembourg Stock Exchange, and if so listed, this listing does not assure that a trading market for the Securities will develop. Wachovia has been advised by each underwriter that each such underwriter intends to make a market in the Securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

Settlement for the Securities will be made in immediately available funds. The Securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the Securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Wachovia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Wachovia Capital Markets, LLC is an indirect, wholly-owned subsidiary of Wachovia. Wachovia conducts its retail brokerage investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including Wachovia Capital Markets, LLC) under the trade name “Wachovia Securities”. Unless otherwise mentioned or unless the context requires otherwise, any reference in this prospectus supplement to “Wachovia Securities” means Wachovia Capital Markets, LLC, and does not mean Wachovia Securities, LLC, a broker-dealer subsidiary of Wachovia which is not participating in this offering.

This prospectus supplement and the attached prospectus may be used by Wachovia Capital Markets, LLC, an affiliate of Wachovia, or any other affiliate of Wachovia, in connection with offers and sales related to market-making or other transactions in the Securities. Wachovia Capital Markets, LLC or any other such affiliate of Wachovia, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

The participation of Wachovia Capital Markets, LLC in the offer and sale of the Securities will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the “NASD”) regarding underwriting securities of an “affiliate”. No NASD member participating in offers and sales will execute a transaction in the Securities in a discretionary account without the prior specific written approval of such member’s customer.

From time to time the underwriters engage in transactions with Wachovia in the ordinary course of business. The underwriters have performed investment banking services for Wachovia in the last two years and have received fees for these services.

Wachovia Capital Markets, LLC, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the Securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Securities to be higher than it would otherwise be in the absence of such transactions.

Each of the underwriters has severally represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the Securities will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the United Kingdom Public Offers of Securities Regulations 1995 ( as amended); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Each of the underwriters has agreed not to offer or sell the Securities in the Federal Republic of Germany other than in compliance with the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), or any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. This prospectus supplement and the accompanying prospectus does not constitute a sales prospectus for purposes of the Securities Sales Prospectus Act and no sales prospectus has been or will be published in the Federal Republic of Germany.

Each of the underwriters has severally represented and agreed that the Securities have not been registered under the Securities and Exchange Law of Japan and, in connection with the offering of the Securities, are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan, or for the account of, any resident of Japan or to others for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese Law.

Each of the underwriters has severally represented and agreed that (i) it has not offered or sold the Securities to the public in France and (ii) this prospectus supplement, which has not been submitted to the clearance procedure of the French authorities, nor any other offering material or information contained therein relating to the Securities have been released, issued, or distributed or caused to be released, issued, or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription or sale of the Securities to the public in France. Any such offers, sales and distributions may be made in France only to qualified investors (investisseurs qualifiés) investing for their own account, as defined in Article L. 411-2 of the Code monétaire et financier and décret no. 98-880 dated October 1, 1998. Such Securities may be resold only in compliance with Articles L. 411-1 Seq, L. 412-1 and L. 621-8 of the Code monétaire et financier.

TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the Securities Wachovia is offering. It applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes,

•	a person that owns Securities that are a hedge of or that are hedged against interest rate risks, or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest

You will be taxed on any interest on your Security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. In addition, if you acquire your Security at a price other than the initial offering price the rules related to market discount or amortizable base premium may also apply to your Security.

Market Discount

You will be treated as if you purchased your Security at a market discount, and your Security will be a market discount Security if:

•	the difference between the Security’s principal amount and the price you paid for your Security is equal to or greater than 1/4 of 1 percent of your Security’s principal amount multiplied by the number of complete years to the Security’s maturity.

If your Security’s principal amount does not exceed the price you paid for the Security by  1/4 of 1 percent multiplied by the number of complete years to the Security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount Security as ordinary income to the extent of the accrued market discount on your Security. Alternatively, you may elect to include market discount in income currently over the life of your Security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount Security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your Security in an amount not exceeding the accrued market discount on your Security until the maturity or disposition of your Security.

You will accrue market discount on your market discount Security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the Security with respect to which it is made and you may not revoke it.

Securities Purchased at a Premium

If you purchase your Security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Security by the amount of amortizable bond premium allocable to that year, based on your Security’s yield to maturity. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service.

Sale or Retirement of Securities

You will generally recognize capital gain or loss on the sale or retirement of your Security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest or accrued market discount, and your tax basis in your Security. Your tax basis in your Security will generally be its cost, increased by the amount of any market discount previously included in income with respect to your Security, and decreased by the amount of any amortizable bond premium applied to reduce interest on your Security. Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

If you are a United States holder, this section does not apply to you.

Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Security:

•	we and other payors will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Wachovia entitled to vote,

2.	you are not a controlled foreign corporation that is related to Wachovia through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.

in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Note.

Further, a Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Wachovia entitled to vote at the time of death and

•	the income on the Security would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

United States Holders

In general, if you are a noncorporate United States holder, Wachovia and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your Security.

In addition, the proceeds of the sale of your Security before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders

In general, payments of principal, premium or interest, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your Securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of Securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of Securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

GENERAL INFORMATION

Listing and Documents Available

We intend to apply to list the Securities on the Luxembourg Stock Exchange. The Restated Articles of Incorporation and the By-Laws of Wachovia and a legal notice relating to the issuance of the Securities will be deposited prior to listing with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg), where such documents may be examined and copies obtained upon request. Copies of the above documents together with this prospectus supplement and prospectus, the underwriting agreements, the indentures and Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2003 as well as all other documents incorporated by reference herein including future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as the Securities are listed on the Luxembourg Stock Exchange, will be made available for inspection, and may be obtained free of charge, at the main office of Banque Internationale à Luxembourg. Banque Internationale à Luxembourg will act as a contact between the Luxembourg Stock Exchange and Wachovia or the holders of the Securities.

Paying Agent

For as long as the Securities are listed on the Luxembourg Stock Exchange, Wachovia will maintain a paying agent in Luxembourg. Wachovia expects to initially appoint Dexia Banque Internationale à Luxembourg, acting out of its corporate office in Luxembourg, or its successor, as the paying agent. Wachovia will notify you of any change in the Luxembourg paying agent by publication in Luxembourg.

Notices

As long as the Securities are issued in global form, notices to be given to holders of the Securities will be given to the depositary, in accordance with its applicable procedures from time to time. See “Global Securities” in the prospectus.

As long as the Securities are listed on the Luxembourg Stock Exchange and its rules require, Wachovia will also give notices to holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By “daily newspaper” we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impracticable for us to publish the notice, then we or the trustee, acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Authorization

The Securities have been issued pursuant to authority granted by the Board of Directors of Wachovia on October 26, 2001.

Material Change

As of the date of this prospectus supplement, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, there has been no material adverse change in the financial position of Wachovia on a consolidated basis since December 31, 2003. See “Where You Can Find More Information” in the prospectus.

Litigation

As of the date of this prospectus supplement, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, Wachovia is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have, or have had, since December 31, 2003, a significant effect on Wachovia’s consolidated financial position or that are material in the context of the issuance of the Securities which could jeopardize Wachovia’s ability to discharge its obligation under the Securities.

Clearance Systems

The Securities have been accepted for clearance through the DTC, Euroclear and Clearstream systems.

VALIDITY OF SECURITIES

The validity of the Securities will be passed upon for Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of Wachovia, and for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law, and Mr. Jeffries will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell LLP regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell LLP performing these legal services own shares of Wachovia’s common stock.

EXPERTS

The consolidated financial statements of Wachovia Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, included in the Wachovia Corporation 2003 Annual Report and is incorporated by reference in Wachovia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2003 consolidated financial statements refers to the fact that, effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The remaining provisions of SFAS No. 142 were adopted on January 1, 2002. The audit report also refers to the fact that, effective January 1, 2002, Wachovia Corporation adopted the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, effective for grants made in 2002, and in 2003, Wachovia Corporation adopted the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity, and Fin No. 46, Consolidation of Variable Interest Entities.

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

(704) 374-6565

WACHOVIA CORPORATION

(Formerly named First Union Corporation)

$10,665,000,000

COMMON STOCK

PREFERRED STOCK

CLASS A PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “WB”. Prior to September 1, 2001, our company was named “First Union Corporation”. We changed our name on September 1, 2001, following our merger with the former Wachovia Corporation.

These securities have not been approved or disapproved by the SEC, any state securities commission or the Commissioner of Insurance of the state of North Carolina nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated March 25, 2002

ABOUT THIS PROSPECTUS

General

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,665,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information”.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

One or more of our subsidiaries, including Wachovia Securities, may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Wachovia”, “we”, “us”, “our”, or similar references mean Wachovia Corporation and its subsidiaries.

Debt Securities

Offers and sales of the debt securities are subject to restrictions in the United Kingdom. The distribution of this prospectus and the offering of the debt securities in certain other jurisdictions may also be restricted by law. This prospectus does not constitute an offer of, or an invitation on Wachovia’s behalf or on behalf of the underwriters or any of them to subscribe to or purchase, any of the debt securities. This prospectus may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Please refer to the section entitled “Plan of Distribution”.

As long as the debt securities are listed on the Luxembourg Stock Exchange, a supplemental prospectus will be prepared and filed with the Luxembourg Stock Exchange in the event of a material change in the financial condition of Wachovia that is not reflected in this prospectus, for the use in connection with any subsequent issue of debt securities to be listed on the Luxembourg Stock Exchange. As long as the debt securities are listed on the Luxembourg Stock Exchange, if the terms and conditions of the debt securities are modified or amended in a manner which would make this prospectus materially inaccurate or misleading, a new prospectus or supplemental prospectus will be prepared.

Wachovia accepts responsibility for the information contained in this prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss no matter how arising from or in reliance upon the whole or any part of the contents of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2001; and

•	Current Report on Form 8-K dated January 23, 2002.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Corporate Relations

Wachovia Corporation

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288-0206

(704) 374-6782

As long as the debt securities are listed on the Luxembourg Stock Exchange, you may also obtain documents incorporated by reference in this prospectus free of charge from the Luxembourg Listing Agent or the Luxembourg Paying Agent and Transfer Agent.

FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

WACHOVIA CORPORATION

Wachovia was incorporated under the laws of North Carolina in 1967. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and are supervised and regulated by the Board of Governors of the Federal Reserve System. Our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union Corporation changed its name to “Wachovia Corporation”.

In addition to North Carolina, Wachovia’s full-service banking subsidiaries operate in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, Pennsylvania, South Carolina, Virginia and Washington, D.C. These full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. Wachovia also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services through other subsidiaries.

In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, Wachovia has completed over 90 banking-related acquisitions.

Wachovia continually evaluates its business operations and organizational structures to ensure they are aligned closely with its goal of maximizing performance in its core business lines, Capital Management, Wealth Management, the General Bank and Corporate and Investment Banking. When consistent with our overall business strategy, we may consider the disposition of certain of our assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected.

Wachovia is a separate and distinct legal entity from its banking and other subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

USE OF PROCEEDS

Wachovia currently intends to use the net proceeds from the sale of any securities for general corporate purposes, which may include

•	reducing debt

•	investments at the holding company level

•	investing in, or extending credit to, our operating subsidiaries

•	possible acquisitions

•	stock repurchases and

•	other purposes as mentioned in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

CONSOLIDATED EARNINGS RATIOS

The following table provides Wachovia’s consolidated ratios of earnings to fixed charges and preferred stock dividends:

	Years Ended December 31,
	2001	2000	1999	1998	1997
Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	1.61x	1.13	2.29	2.13	2.50
Including interest on deposits	1.27x	1.06	1.62	1.51	1.57

For purposes of computing these ratios

•	earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principles, plus income taxes and fixed charges (excluding capitalized interest)

•	fixed charges, excluding interest on deposits, represent interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs and

•	fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs.

One-third of rents is used because it is the proportion deemed representative of the interest factor.

SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

The following is selected unaudited consolidated condensed financial information for Wachovia for the years ended December 31, 2001, and December 31, 2000. The summary below should be read in conjunction with the consolidated financial statements of Wachovia, and the related notes thereto, and the other detailed information contained in Wachovia’s 2001 Annual Report on Form 10-K.

	Years Ended December 31,
(In millions, except per share data)	2001(a)	2000
CONSOLIDATED CONDENSED SUMMARIES OF INCOME
Interest income	$16,100	17,534
Interest expense	8,325	10,097

Net interest income	7,775	7,437
Provision for loan losses	1,947	1,736

Net interest income after provision for loan losses	5,828	5,701
Securities transactions	(67)	(1,125)
Noninterest income	6,363	7,837
Merger-related and restructuring charges	106	2,190
Noninterest expense	9,725	9,520

Income before income taxes and cumulative effect of a change in accounting principle	2,293	703
Income taxes	674	565

Income before cumulative effect of a change in accounting principle	1,619	138
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	—	(46)

Net income	1,619	92
Dividends on preferred stock	6	—

Net income available to common stockholders	$1,613	92

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$1.47	0.12
Net income	1.47	0.07
Diluted
Income before change in accounting principle	1.45	0.12
Net income	1.45	0.07
Cash dividends	$0.96	1.92
Average common shares—basic	1,096	971
Average common shares—diluted	1,105	974

CONSOLIDATED CONDENSED PERIOD-END BALANCE SHEETS
Cash and cash equivalents	$34,711	24,385
Trading account assets	25,386	21,630
Securities	58,467	49,246
Loans, net of unearned income	163,801	123,760
Allowance for loan losses	(2,995)	(1,722)

Loans, net	160,806	122,038
Goodwill and other intangibles	12,772	3,664
Other assets	38,310	33,207

Total assets	$330,452	254,170

Deposits	187,453	142,668
Short-term borrowings	44,385	39,446
Trading account liabilities	11,437	7,475
Other liabilities	16,989	13,425
Long-term debt	41,733	35,809

Total liabilities	301,997	238,823
Stockholders’ equity	28,455	15,347

Total liabilities and stockholders’ equity	$330,452	254,170

(a)	The merger of the former Wachovia Corporation and First Union Corporation closed on September 1, 2001, and was accounted for under the purchase method of accounting.

CAPITALIZATION

The following table sets forth the unaudited capitalization of Wachovia at December 31, 2001.

(In millions)	December 31, 2001
Long-term Debt
Total long-term debt	$41,733

Stockholders’ Equity
Dividend Equalization Preferred shares, issued 96 million shares	17
Common stock, authorized 3 billion shares, issued 1.362 billion shares	4,539
Paid-in capital	17,911
Retained earnings	5,551
Accumulated other comprehensive income, net	437

Total stockholders’ equity	28,455

Total long-term debt and stockholders’ equity	$70,188

As of the date of this prospectus, there has been no material change in the capitalization of Wachovia since December 31, 2001.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines Wachovia. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Wachovia, please refer to Wachovia’s annual report on Form 10-K for the fiscal year ended December 31, 2001, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Wachovia’s earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, that regulates our banking subsidiaries, the Federal Deposit Insurance Corporation, that insures the deposits of our banking subsidiaries within certain limits, and the SEC, that regulates the activities of certain subsidiaries engaged in the securities business.

Wachovia’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Wachovia’s business.

Depository institutions, like Wachovia’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. Wachovia also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Wachovia’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

DESCRIPTION OF COMMON STOCK

The following information outlines some of the provisions in Wachovia’s articles of incorporation, bylaws and the North Carolina Business Corporation Act (the “NCBC Act”). This information is qualified in all respects by reference to the provisions of Wachovia’s articles, bylaws and the NCBC Act.

Authorized Common Stock

Wachovia’s authorized common stock consists of 3,000,000,000 shares of common stock, par value $3.33 1/3 per share. On December 31, 2001, 1,361,653,689 shares of common stock were issued and outstanding. Wachovia’s common stock is listed on the New York Stock Exchange under the symbol “WB”.

General

Subject to the prior rights of any Wachovia preferred stockholder, Class A preferred stockholder and depositary shareholder then outstanding, common stockholders are entitled to receive such dividends as Wachovia’s board of directors may declare. In the event of liquidation or dissolution, common stockholders are entitled to receive Wachovia’s net assets remaining after paying all liabilities and after paying all preferred stockholders, Class A preferred stockholders, holders of Wachovia’s Dividend Equalization Preferred shares and depositary shareholders the full preferential amounts to which those holders are entitled.

Under an indenture between Wachovia and Wilmington Trust Company, as trustee, Wachovia agreed not to pay any dividends on, or acquire or make a liquidation payment relating to, any of Wachovia’s common stock, preferred stock and Class A preferred stock, if, at that time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has deferred interest payments on the securities issued under the indenture.

Subject to the prior rights of any preferred stockholders, Class A preferred stockholders and depositary shareholders, common stockholders have all voting rights, each share being entitled to one vote on all matters requiring stockholder action and in electing directors. Common stockholders have no preemptive, subscription or conversion rights. All of the outstanding shares of common stock are, and any common stock issued and sold hereunder will be, fully paid and nonassessable.

First Union National Bank is the transfer agent, registrar and dividend disbursement agent for the common stock.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the common stock.

Rights Plan

Under Wachovia’s Shareholder Protection Rights Agreement, each outstanding common stock share has a right attached to it. This right remains attached unless a separation time occurs. At separation time, common stockholders will receive separate certificates for these rights. Each right entitles its owner to purchase at separation time one one-hundredth of a share of a participating series of Class A preferred stock for $105. This series of Class A preferred stock would have economic and voting terms similar to those of one common stock share. Separation time would generally occur at the earlier of the following two dates:

•	the tenth business day after any person commences a tender or exchange offer that entitles that person to 10% or more of Wachovia’s outstanding common stock

or

•	the tenth business day after Wachovia publicly announces that a person has acquired beneficial ownership of 10% or more of Wachovia’s outstanding common stock.

These rights will not trade separately from the shares of common stock until the separation time occurs, and may be exercised on the business day immediately after the separation time. The rights will expire at the earliest of:

•	the date on which Wachovia’s board of directors elects to exchange the rights for Wachovia common stock shares as described below

•	the close of business on December 28, 2010, unless extended by our board of directors or

•	the date on which the rights are terminated as described below.

Once Wachovia publicly announces that a person has acquired 10% of Wachovia’s outstanding common stock, Wachovia can allow for rights holders to buy our common stock for half of its market value. For example, Wachovia would sell to each rights holder common stock shares worth $210 for $105 in cash. At the same time, any rights held by the 10% owner or any of its affiliates, associates or transferees will be void. In addition, if Wachovia is acquired in a merger or other business combination after a person has become a 10% owner, the rights held by stockholders would become exercisable to purchase the acquiring company’s common stock for half of its market value.

In the alternative, Wachovia’s board of directors may elect to exchange all of the then outstanding rights for shares of common stock at an exchange ratio of two common stock shares for one right. Upon election of this exchange, a right will no longer be exercisable and will only represent a right to receive two common stock shares.

If Wachovia is required to issue common stock shares upon the exercise of rights, or in exchange for rights, the board may substitute shares of participating Class A preferred stock. The substitution will be at a rate of two one-hundredths of a share of participating Class A preferred stock for each right exchanged.

The rights may be terminated without any payment to holders before their exercise date. The rights have no voting rights and are not entitled to dividends.

The rights will not prevent a takeover of Wachovia. The rights, however, may cause substantial dilution to a person or group that acquires 10% or more of common stock unless Wachovia’s board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in Wachovia’s and its stockholders’ best interests because the rights can be terminated by the board before that transaction is completed.

The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. This agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the description above is qualified entirely by that document. A copy of this agreement can be obtained upon written request to First Union National Bank, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.

Other Provisions

Wachovia’s articles and bylaws contain various provisions which may discourage or delay attempts to gain control of Wachovia. Wachovia’s articles include provisions

•	classifying the board of directors into three classes, each class to serve for three years, with one class elected annually

•	authorizing the board of directors to fix the size of the board between nine and 30 directors

•	authorizing directors to fill vacancies on the board occurring between annual stockholder meetings, except that vacancies resulting from a director’s removal by a stockholder vote may only be filled by a stockholder vote

•	providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class

•	authorizing only the board of directors, Wachovia’s Chairman or President to call a special meeting of stockholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock and

•	requiring an 80% stockholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.

Wachovia’s bylaws include specific conditions under which business may be transacted at annual stockholders’ meetings, and persons may be nominated for election as Wachovia directors at annual stockholders’ meetings.

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and

•	within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as Wachovia, would constitute the acquisition of control.

In addition, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of the outstanding common stock of Wachovia. If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding common stock. Obtaining “control” over Wachovia would also require Federal Reserve Board prior approval. “Control” generally means

•	the ownership or control of 25% or more of a bank holding company voting securities class,

•	the ability to elect a majority of the bank holding company’s directors, or

•	the ability otherwise to exercise a controlling influence over the bank holding company’s management and policies.

Two North Carolina shareholder protection statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by these statutes. Wachovia elected not to be covered by these statutes.

In addition, in certain instances the ability of Wachovia’s board to issue authorized but unissued shares of common stock, preferred stock or Class A preferred stock may have an anti-takeover effect.

Existence of the above provisions could result in Wachovia being less attractive to a potential acquiror, or result in Wachovia stockholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

DESCRIPTION OF PREFERRED STOCK AND CLASS A PREFERRED STOCK

The following information outlines some of the provisions of the preferred stock and the Class A preferred stock. This information may not be complete in all respects and is qualified entirely by reference to Wachovia’s articles, as amended with respect to each series of preferred stock or Class A preferred stock. Our articles are, and any amendments to the articles will be, incorporated by reference in the registration statement of which this prospectus is a part for the issuance of any series of preferred stock or Class A preferred stock. This information relates to terms and conditions that apply to the preferred stock as a class and the Class A preferred stock as a class. The specific terms of any series of preferred stock or Class A preferred stock will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms described below.

Authorized Preferred Stock

Wachovia’s authorized preferred stock consists of 10,000,000 shares of preferred stock, no-par value, and 40,000,000 shares of Class A preferred stock, no-par value and 500,000,000 dividend equalization preferred shares, no par value. On December 31, 2001, no shares of preferred stock and no shares of Class A preferred stock were issued and outstanding, and 96,138,876 dividend equalization preferred shares were issued and outstanding in connection with the merger of the former Wachovia Corporation and First Union Corporation. The dividend equalization preferred shares are not being offered by this prospectus.

General

Under Wachovia’s articles, the preferred stock and the Class A preferred stock may be issued from time to time in one or more series, upon board authorization and without stockholder approval. Within certain legal limits, the board is authorized to determine the

•	voting powers

•	designation

•	preferences and relative, participating, optional or other rights

•	qualifications, limitations or restrictions, including any

•	dividend rights

•	conversion rights

•	exchange rights

•	redemption rights

•	liquidation preferences

•	voting rights and

•	the designation and number of shares and the terms and conditions of their issuance of any series of preferred stock or Class A preferred stock. Thus, the board, without stockholder approval, could authorize preferred stock or Class A preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common stockholders or other outstanding series of preferred stock or Class A preferred stock.

Each series of preferred stock or Class A preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock or Class A preferred stock. The relevant prospectus supplement will describe the following terms of the series of preferred stock or Class A preferred stock in respect of which this prospectus is being delivered

•	the designation of that series and the number of shares offered

•	the amount of the liquidation preference per share or the method of calculating that amount

•	the initial public offering price at which shares of that series will be issued

•	the dividend rate or the method of calculating that rate, the dates on which dividends will be paid and the dates from which dividends will begin to cumulate

•	any redemption or sinking fund provisions

•	any conversion or exchange rights

•	any additional voting and other rights, preferences, privileges, qualifications, limitations and restrictions

•	any securities exchange listing

•	the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of Wachovia and

•	any other terms of that series.

Under the indenture between Wachovia and Wilmington Trust Company, as trustee, Wachovia agreed not to pay any dividends on, or acquire or make a liquidation payment relating to, any of Wachovia’s common stock, preferred stock and Class A preferred stock, if, at that time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has delayed interest payments on the securities issued under the indenture.

Shares of preferred stock and Class A preferred stock, when issued against full payment of their purchase price, will be fully paid and nonassessable. The liquidation preference of any series of preferred stock or Class A preferred stock does not necessarily indicate the price at which shares of that series of preferred stock or Class A preferred stock will actually trade on or after the issue date.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the preferred stock.

Rank

Each series of preferred stock and Class A preferred stock will, with respect to dividend rights and rights upon Wachovia’s liquidation, dissolution or winding up, rank prior or superior to common stock. All shares of each series of preferred stock will be of equal rank with each other. Shares of Class A preferred stock will rank equal or junior to, but not prior or superior to, any series of preferred stock. Subject to the foregoing and the terms of any particular Class A preferred stock series, Class A preferred stock series may vary as to priority within that class.

Dividends

Holders of each series of preferred stock and Class A preferred stock will be entitled to receive, when, as and if Wachovia’s board declares, cash dividends, payable at the dates and at the rates per share as described in the relevant prospectus supplement. Those rates may be fixed, variable or both.

Dividends may be cumulative or noncumulative, as described in the relevant prospectus supplement. If dividends on a series of preferred stock or Class A preferred stock are noncumulative and if Wachovia’s board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock or Class A preferred stock will have no right to receive a dividend for that dividend period, and Wachovia will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock or Class A preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the relevant prospectus supplement.

No full dividends may be paid on any series of preferred stock or Class A preferred stock ranking as to dividends equal or junior to the series of preferred stock or Class A preferred stock offered by the relevant prospectus supplement for any period unless full dividends for the immediately preceding dividend period on that offered stock, including any accumulation of unpaid dividends, if dividends on such offered stock are cumulative, are paid. When dividends are not paid in full upon such offered stock and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the offered stock, including any accumulated unpaid dividends, if dividends on such offered stock are cumulative, and accrued dividends, including any accumulations on such parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears. Unless full dividends on the offered stock have been paid for the immediately preceding dividend period, including any accumulated dividends, if dividends on such offered stock are cumulative

•	no cash dividend or distribution (other than in junior stock) may be paid on junior stock (including common stock)

•	Wachovia may not acquire any junior stock except by conversion into or exchange for junior stock and

•	Wachovia may not acquire any parity stock otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the offered stock and such parity stock, except by conversion into or exchange for junior stock.

Any dividend payment made on a preferred stock or Class A preferred stock series will first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series that remains payable.

Redemption

The terms on which any series of preferred stock or Class A preferred stock may be redeemed will be in the relevant prospectus supplement. All shares of preferred stock or Class A preferred stock Wachovia redeems, purchases or acquires, including shares surrendered for conversion or exchange, shall be cancelled and restored to the status of authorized but unissued shares of preferred stock or Class A preferred stock, as the case may be, undesignated as to series.

Liquidation

In the event of Wachovia’s voluntary or involuntary liquidation, dissolution or winding up, preferred stockholders or Class A preferred stockholders will be entitled, subject to creditors’ rights, but before any distribution to common stockholders or any other junior stock, to receive a liquidating distribution in the amount of the liquidation preference per share as mentioned in the relevant prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock or Class A preferred stock are cumulative. If the amounts available for distribution upon Wachovia’s liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock or Class A preferred stock and all stock ranking equal to that preferred stock or Class A preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock or Class A preferred stock will not be entitled to any further participation in any distribution of Wachovia’s assets.

Voting

The voting rights of preferred stock or Class A preferred stock of any series will be described in the relevant prospectus supplement. The shares of any series of preferred stock having voting rights may not have more than one vote per share. The shares of any series of Class A preferred stock having voting rights shall have the number of votes per share, which may be more or less than one, as are specified in the amendment to Wachovia’s articles with respect to that series and in the relevant prospectus supplement.

The NCBC Act provides that, regardless of whether a class or series of shares is granted voting rights by the terms of Wachovia’s articles, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to Wachovia’s articles and certain other fundamental changes to Wachovia that directly affect that class or series.

Under Federal Reserve Board regulations, if the holders of any series of preferred stock or Class A preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over Wachovia) may then be subject to regulation as a bank holding company. In addition, in that event

•	any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of any series of preferred stock or Class A preferred stock and

•	any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act to acquire 10% or more of that series of preferred stock or Class A preferred stock.

Conversion or Exchange

The terms on which preferred stock or Class A preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the relevant prospectus supplement.

Other Rights

The shares of a series of preferred stock or Class A preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the relevant prospectus supplement, Wachovia’s articles, or as otherwise required by law. The holders of preferred stock and Class A preferred stock will not have any preemptive rights to subscribe to any Wachovia securities.

Title

Wachovia, the transfer agent and registrar for a series of preferred stock or Class A preferred stock, and any of their agents may treat the registered owner of that preferred stock or Class A preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock or Class A preferred stock shall be overdue and despite any notice to the contrary, for any purpose. See also “Global Securities”.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for each series of preferred stock or Class A preferred stock will be named in the relevant prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock or Class A preferred stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

Wachovia may elect to offer fractional interests in shares of preferred stock or Class A preferred stock, instead of whole shares of preferred stock or Class A preferred stock. If so, Wachovia will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest as described in the relevant prospectus supplement, of a share of preferred stock or Class A preferred stock.

The shares of the preferred stock or the Class A preferred stock series underlying any depositary shares will be deposited under a separate deposit agreement between Wachovia and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock or the Class A preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock or Class A preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

Pending the preparation of definitive engraved depositary receipts, a depositary may, upon Wachovia’s order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and the temporary depositary receipts will be exchangeable for definitive depositary receipts at Wachovia’s expense.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock or the Class A preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with Wachovia’s approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights Wachovia offers to preferred stockholders or the Class A preferred stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series or Class A preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series or Class A preferred stock series on the basis described in the relevant prospectus supplement, but holders of those whole preferred stock shares or Class A preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series or Class A preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

Redemption; Liquidation

The terms on which the depositary shares relating to the preferred stock or the Class A preferred stock of any series may be redeemed, and any amounts distributable upon Wachovia’s liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders or Class A preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock or Class A preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock or Class A preferred stock underlying that holder’s depositary shares. The depositary will vote the preferred stock shares or Class A preferred stock shares underlying those depositary shares according to those instructions, and Wachovia will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to such preferred stock or Class A preferred stock, it will abstain from voting those preferred stock shares or Class A preferred stock shares, unless otherwise mentioned in the relevant prospectus supplement.

Amendment and Termination of Depositary Agreement

The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by Wachovia and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. Wachovia or the depositary may terminate a deposit agreement only if

•	Wachovia has redeemed or reacquired all outstanding depositary shares relating to the deposit agreement

•	all preferred stock or Class A preferred stock of the relevant series has been withdrawn or

•	there has been a final distribution in respect of the preferred stock or the Class A preferred stock of the relevant series in connection with Wachovia’s liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

Wachovia will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock or the Class A preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all Wachovia reports and communications that Wachovia is required to furnish to preferred stockholders or Class A preferred stockholders of the relevant series.

Neither any depositary nor Wachovia will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of Wachovia and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, preferred stock or Class A preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock or Class A preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

Wachovia, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose. See “Global Securities”.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to Wachovia notice of its election, and Wachovia may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must

•	be appointed within 60 days after delivery of the notice of resignation or removal

•	be a bank or trust company having its principal office in the United States and

•	have combined capital and surplus of at least $50,000,000.

DESCRIPTION OF DEBT SECURITIES

General

The following information outlines some of the provisions of the indentures and the debt securities. This information may not be complete in all respects, and is qualified entirely by reference to the indenture under which the debt securities are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to certain terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms presented below.

Senior debt securities will be issued under an indenture, dated as of April 1, 1983, as amended and supplemented, between Wachovia and The Chase Manhattan Bank, as trustee. Subordinated debt securities will be issued under an indenture, dated as of March 15, 1986, as amended, and supplemented, between Wachovia and Bank One Trust Company, N.A., as trustee. Whenever we refer to specific provisions or defined terms in one or both of the indentures, those provisions or defined terms are incorporated in this prospectus by reference. Section references used in this discussion are references to the relevant indenture. Capitalized terms which are not otherwise defined shall have the meaning given to them in the relevant indenture. As long as the debt securities are listed on the Luxembourg Stock Exchange, the indentures will be available for inspection at the offices of the Luxembourg Listing Agent and Luxembourg Paying Agent and Transfer Agent.

The debt securities will be limited to an aggregate initial offering price of $10,665,000,000, or at Wachovia’s option if so specified in the relevant prospectus supplement, the equivalent of this amount in any other currency or currency unit, and will be Wachovia’s direct, unsecured obligations. The debt securities will not be deposits or other bank obligations and will not be FDIC insured.

The indentures do not limit the aggregate principal amount of debt securities or of any particular series of debt securities which may be issued under the indentures and provide that these debt securities may be issued at various times in one or more series, in each case with the same or various maturities, at par or at a discount. (Section 301) The indentures provide that there may be more than one trustee under the indentures with respect to different series of debt securities. As of December 31, 2001, $12.5 billion aggregate principal amount of senior debt securities was outstanding under the senior indenture. The senior trustee is trustee for such series. As of December 31, 2001, $29.3 billion aggregate principal amount of subordinated debt securities was outstanding under the subordinated indenture. The subordinated trustee is trustee for such series.

The indentures do not limit the amount of other debt that Wachovia may issue and do not contain financial or similar restrictive covenants. As of December 31, 2001, Wachovia had an aggregate of $3.5 billion of short-term senior indebtedness outstanding which consisted primarily of commercial paper. Wachovia expects from time to time to incur additional senior indebtedness and Other Financial Obligations (as defined below). The indentures do not prohibit or limit additional senior indebtedness or Other Financial Obligations.

Because Wachovia is a holding company and a legal entity separate and distinct from its subsidiaries, Wachovia’s rights to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the holders of debt securities’ ability to benefit indirectly from such distribution, would be subject to prior creditors’ claims, except to the extent that Wachovia itself may be a creditor of that subsidiary with recognized claims. Claims on Wachovia’s subsidiary banks by creditors other than Wachovia include long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. The indentures do not contain any covenants designed to afford holders of debt securities protection in the event of a highly leveraged transaction involving Wachovia.

As long as the debt securities are listed on the Luxembourg Stock Exchange, all prospectus supplements related to listed debt securities will be available at the offices of the Luxembourg Listing Agent and Luxembourg Paying Agent and Transfer Agent.

The following information relating to the debt securities will be described in the relevant prospectus supplement

•	the title of the debt securities

•	whether the debt securities are senior debt securities or subordinated debt securities

•	any limit upon the aggregate principal amount of the debt securities and the percentage of such principal amount at which they may be issued

•	the date on which the principal of the debt securities must be paid

•	the interest rates per annum of the debt securities, the method of determining these rates, the dates from which the interest will accrue, the interest payment dates, the regular record date for the interest payable on any interest payment date, the person to whom any payment must be made, if other than the person in whose name that debt security is registered on the regular record date for such interest, and the payment method of any interest payable on a global debt security on an interest payment date

•	if other than the location specified in this prospectus, the place where any principal, premium or interest on the debt securities must be paid

•	any redemption and any mandatory or optional sinking fund provisions

•	any repayment provision

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which the debt securities shall be issued

•	if other than the principal amount, the portion of the debt securities’ principal amount which shall be payable upon an acceleration of their maturity

•	the currency or currency unit of payment of principal, premium, if any, and interest on the debt securities, and any index used to determine the amount of payment of principal, premium, if any, and interest on these debt securities

•	whether the debt securities will be issued in permanent global form and, in such case, the initial depositary and the circumstances under which such permanent global debt security may be exchanged

•	whether the subordination provisions summarized below or other subordination provisions, including a different definition of “senior indebtedness”, “Entitled Persons”, “Existing Subordinated Indebtedness” or “Other Financial Obligations” shall apply to the debt securities

•	the terms and conditions of any obligation or right of Wachovia or a holder to convert or exchange subordinated debt securities into other securities and

•	any other key aspects of the debt securities not specified in this prospectus. (Section 301)

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the debt securities.

Unless otherwise described in the relevant prospectus supplement, principal, premium, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the Corporate Trust Office of First Union National Bank in Charlotte, North Carolina or, for so long as the debt securities are listed on the Luxembourg Stock Exchange, at the offices of the Luxembourg Paying Agent and Transfer Agent, except that interest may be paid at Wachovia’s option by check mailed to the address of the holder entitled to it as it appears on the security register. (Sections 301, 305 and 1002)

Unless otherwise described in the relevant prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. (Section 302) The indentures provide that debt securities of any series may be issued in permanent global form (Section 301) and, unless otherwise described in the relevant prospectus supplement, debt securities will be issued in permanent global form. See “Global Securities”. No service charge will be made for any registration of transfer or exchange of the debt securities, but Wachovia may require payment to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 305)

Both senior debt securities and subordinated debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations that apply to any original issue discount securities will be described in the relevant prospectus supplement. The term “original issue discount security” means any security which provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity in accordance with the related indenture. (Section 101)

We refer to the relevant prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon a continuing event of default.

Subordination of the Subordinated Debt Securities

Wachovia’s obligations to make any payment of the principal and interest on any subordinated debt securities will, to the extent the subordinated indenture specifies, be subordinate and junior in right of payment to all of Wachovia’s senior indebtedness. Unless otherwise specified in the prospectus supplement relating to a specific series of subordinated debt securities, Wachovia’s “senior indebtedness” is defined in the subordinated indenture to mean the principal of, premium and interest, if any, on

•	all Wachovia indebtedness for money borrowed, including indebtedness Wachovia guarantees, other than the subordinated debt securities, whether outstanding on the date of execution of the indenture or incurred afterward, except

•	any obligations on account of Existing Subordinated Indebtedness and

•	indebtedness as is by its terms expressly stated to be not superior in payment right to the subordinated debt securities or to rank equal to the subordinated debt securities and

•	any deferrals, renewals or extensions of any such senior indebtedness. (Section 101 of the subordinated indenture)

The payment of the principal and interest on the subordinated debt securities will, to the extent described in the subordinated indenture, be subordinated in payment right to the prior payment of all senior indebtedness. Unless otherwise described in the prospectus supplement relating to the specific series of subordinated debt securities, in certain events of insolvency, the payment of the principal and interest on the subordinated debt securities, other than subordinated debt securities that are also Existing Subordinated Indebtedness, will, to the extent described in the subordinated indenture, also be effectively subordinated in payment right to the prior payment of all Other Financial Obligations. Upon any payment or distribution of assets to creditors under Wachovia’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency or similar proceedings, all senior indebtedness holders will be entitled to receive payment in full of all amounts due before the subordinated debt securities holders will be entitled to receive any payment in respect of the principal or interest on their securities. If upon any such payment or asset distribution to creditors, there remains, after giving effect to those subordination provisions in favor of senior indebtedness holders, any amount of cash, property or securities available for payment or distribution in respect of subordinated debt securities (defined in the subordinated indenture as “Excess Proceeds”) and if, at that time, any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment of all amounts due on such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay these Other Financial Obligations before any payment may be applied to the subordinated debt securities which are not Existing Subordinated Indebtedness. In the event of the acceleration of the maturity of any subordinated debt securities, all senior indebtedness holders will be entitled to receive payment of all amounts due before the subordinated debt securities holders will be entitled to receive any payment upon the principal of or interest on their subordinated debt securities. (Sections 1403, 1404 and 1413 of the subordinated indenture)

By reason of such subordination in favor of senior indebtedness holders, in the event of insolvency, Wachovia’s creditors who are not senior indebtedness holders or subordinated debt securities holders may recover less, ratably, than senior indebtedness holders and may recover more, ratably, than subordinated debt securities holders. By reason of the obligation of subordinated debt securities holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect to Other Financial Obligations, in the event of insolvency, Existing Subordinated Indebtedness holders may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the subordinated debt securities holders (other than Existing Subordinated Indebtedness).

Unless otherwise specified in the prospectus supplement relating to the particular subordinated debt securities series offered by it, “Existing Subordinated Indebtedness” means subordinated debt securities issued under the subordinated indenture prior to November 15, 1992. (Section 101 of the subordinated indenture)

Unless otherwise specified in the prospectus supplement relating to the particular subordinated debt securities series offered by it, “Other Financial Obligations” means all obligations of Wachovia to make payment under the terms of financial instruments, such as

•	securities contracts and foreign currency exchange contracts

•	derivative instruments such as

•	swap agreements (including interest rate and foreign exchange rate swap agreements)

•	cap agreements

•	floor agreements

•	collar agreements

•	interest rate agreements

•	foreign exchange rate agreements

•	options

•	commodity futures contracts

•	commodity option contracts and

•	similar financial instruments other than

•	obligations on account of senior indebtedness and

•	obligations on account of indebtedness for money borrowed ranking equal or subordinate to the subordinated debt securities. (Section 101 of the subordinated indenture)

Unless otherwise described in the prospectus supplement relating to a specific series of subordinated debt securities, “Entitled Persons” means any person who is entitled to payment under the terms of Other Financial Obligations. (Section 101 of the subordinated indenture)

Wachovia’s obligations under the subordinated debt securities shall rank equal in right of payment with each other and with the Existing Subordinated Indebtedness, subject, unless otherwise described in the prospectus supplement relating to a specific series of subordinated debt securities, to the obligations of subordinated debt securities holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the subordinated indenture. (Section 1413 of the subordinated indenture)

The relevant prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Conversion or Exchange

If and to the extent mentioned in the relevant prospectus supplement, any subordinated debt securities series may be convertible or exchangeable into other debt securities or common stock, preferred stock, Class A preferred stock or depositary shares. The specific terms on which any subordinated debt securities series may be so converted or exchanged will be described in the relevant prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the holder’s option or at Wachovia’s option, in which case the amount or number of securities the subordinated debt securities holders would receive would be calculated at the time and manner described in the relevant prospectus supplement.

Defaults

The Senior Indenture

The senior indenture defines an “event of default” as

•	default in any principal or premium payment on any senior debt security of that series at maturity

•	default for 30 days in interest payment of any senior debt security of that series

•	failure to deposit any sinking fund payment when due in respect of that series

•	Wachovia’s failure for 60 days after notice in performing any other covenants or warranties in the senior indenture (other than a covenant or warranty solely for the benefit of other senior debt securities series)

•	failure to pay when due any Wachovia indebtedness or First Union National Bank indebtedness in excess of $5,000,000, or maturity acceleration of any indebtedness exceeding that amount if acceleration results from a default under the instrument giving rise to that indebtedness and is not annulled within 30 days after due notice

•	Wachovia’s or First Union National Bank’s bankruptcy, insolvency or reorganization and

•	any other event of default provided for senior debt securities of that series. (Section 501)

The senior indenture provides that, if any event of default for senior debt securities of any series outstanding occurs and is continuing, either the senior trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the securities of that series are original issue discount securities, such principal amount portion as the terms of that series specify) of all senior debt securities of that series to be due and payable immediately. However, no such declaration is required upon certain bankruptcy events. In addition, upon fulfillment of certain conditions, this declaration may be annulled and past defaults waived by the holders of a majority in principal amount of the outstanding senior debt securities of that series on behalf of all senior debt securities holders of that series. (Sections 502 and 513) In the event of Wachovia’s bankruptcy, insolvency or reorganization, senior debt securities holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The senior indenture contains a provision entitling the senior trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding senior debt securities series before proceeding to exercise any right or power under the senior indenture at the holders’ request. (Section 603) The holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee, or exercising any trust or other power conferred on the senior trustee, with respect to the senior debt securities of such series. The senior trustee, however, may decline to act if that direction is contrary to law or the senior indenture or would involve the senior trustee in personal liability. (Section 512)

Wachovia will file annually with the senior trustee a compliance certificate as to all conditions and covenants in the senior indenture. (Section 1007)

The Subordinated Indenture

Subordinated debt securities principal payment may be accelerated only upon an event of default. There is no acceleration right in the case of a default in the payment of interest or principal prior to the maturity date or a default in Wachovia performing any covenants in the subordinated indenture, unless a specific series of subordinated debt securities provide otherwise, which will be described in the relevant prospectus supplement.

The subordinated indenture defines an “event of default” as certain events involving Wachovia’s bankruptcy, insolvency or reorganization and any other event of default provided for the subordinated debt securities of that series. (Section 501) The subordinated indenture defines a “default” to include

•	any event of default

•	a default in any principal or premium payment of any subordinated debt security of that series at maturity

•	default in any interest payment when due and continued for 30 days

•	a default in any required designation of funds as “available funds” or

•	default in the performance, or breach, of Wachovia’s covenants in the subordinated indenture or in the subordinated debt securities of that series and continued for 90 days after written notice to

•	Wachovia by the subordinated trustee or

•	Wachovia and the subordinated trustee by the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series. (Section 503)

If an event of default for subordinated debt securities of any series occurs and is continuing, either the subordinated trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may accelerate the maturity of all outstanding subordinated debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series may waive an event of default resulting in acceleration of the subordinated debt securities of such series, but only if all events of default have been remedied and all payments due on the subordinated debt securities of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met. (Section 502) Subject to subordinated indenture provisions relating to the subordinated trustee’s duties, in case a default shall occur and be continuing, the subordinated trustee will be under no obligation to exercise any of its rights or powers under the subordinated indenture at the holders’ request or direction, unless such holders shall have offered to the subordinated trustee reasonable indemnity. (Section 603) Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee or exercising any trust or power conferred on the subordinated trustee. (Section 512) The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series may waive any past default under the subordinated indenture with respect to such series, except a default in principal or interest payment or a default of a subordinated indenture covenant which cannot be modified without the consent of each outstanding subordinated debt security holder of the series affected. (Section 513) In the event of Wachovia’s bankruptcy, insolvency or reorganization, subordinated debt securities holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

Wachovia will file annually with the subordinated trustee a compliance certificate as to all conditions and covenants in the subordinated indenture. (Section 1007)

Modification and Waiver

Each indenture may be modified and amended by Wachovia and the relevant trustee. Certain modifications and amendments require the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series issued under that indenture and affected by the modification or amendment. No such modification or amendment may, without the consent of the holder of each outstanding debt security issued under such indenture and affected by it

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security

•	reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security

•	change the place of payment where, or the coin or currency or currency unit in which, any principal, premium or interest, on any outstanding debt security is payable

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the applicable indenture or

•	modify the above requirements or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults. (Section 902)

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of all outstanding debt securities holders of that series waive, insofar as that series is concerned, Wachovia’s compliance with certain restrictive provisions of the relevant indenture. (Section 1008) The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of all outstanding debt securities holders of that series waive any past default under the relevant indenture with respect to that series, except a default in the payment of the principal, or premium, if any, or interest on any outstanding debt security of that series or in respect of an indenture covenant which cannot be modified or amended without each outstanding debt security holder consenting. (Section 513)

Certain modifications and amendments of each indenture may be made by Wachovia and the relevant trustee without the outstanding debt securities holders consenting. (Section 901)

Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding debt securities for quorum purposes

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity and

•	the principal amount of outstanding debt securities denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of that outstanding debt security, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the above bullet-point. (Section 101)

Consolidation, Merger and Sale of Assets

The indentures each provide that Wachovia may not consolidate with or merge into any other corporation or transfer its properties and assets substantially as an entirety to any person unless

•	the corporation formed by the consolidation or into which Wachovia is merged, or the person to which Wachovia’s properties and assets are so transferred, shall be a corporation organized and existing under the laws of the U.S., any state or Washington, D.C. and shall expressly assume by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of Wachovia’s other covenants under the relevant indenture

•	immediately after giving effect to this transaction, no event of default or default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default or default, as applicable, shall have occurred and be continuing and

•	certain other conditions are met. (Section 801)

Limitation on Disposition of First Union National Bank Stock

The indentures each contain Wachovia’s covenant that, so long as any of the debt securities issued under that indenture before August 1, 1990 are outstanding, but subject to Wachovia’s rights in connection with its consolidation with or merger into another corporation or a sale of Wachovia’s assets, it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, First Union National Bank voting stock, nor will it permit First Union National Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, First Union National Bank voting stock, unless

•	any such sale, assignment, transfer, issuance, grant of a security interest or other disposition is made for fair market value, as determined by Wachovia’s board and

•	Wachovia will own at least 80% of the issued and outstanding First Union National Bank voting stock free and clear of any security interest after giving effect to such transaction. (Section 1006)

The above covenant is not a covenant for the benefit of any series of debt securities issued on or after August 1, 1990.

Restriction on Sale or Issuance of Voting Stock of Major Subsidiary Banks

The indentures each contain Wachovia’s covenant that it will not, and will not permit any subsidiary to, sell, assign, transfer, grant a security interest in, or otherwise dispose of, any shares of voting stock, or any securities convertible into shares of voting stock, of any “Major Subsidiary Bank” (as defined below) or any subsidiary owning, directly or indirectly, any shares of voting stock of any Major Subsidiary Bank and that it will not permit any Major Subsidiary Bank or any subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank to issue any shares of its voting stock or any securities convertible into shares of its voting stock, except for sales, assignments, transfers or other dispositions which

•	are for the purpose of qualifying a person to serve as a director

•	are for fair market value, as determined by Wachovia’s board, and, after giving effect to such dispositions and to any potential dilution, Wachovia will own not less than 80% of the shares of voting stock of such Major Subsidiary Bank or any such subsidiary owning any shares of voting stock of such Major Subsidiary Bank

•	are made

•	in compliance with court or regulatory authority order or

•	in compliance with a condition imposed by any such court or authority permitting Wachovia’s acquisition of any other bank or entity or

•	in compliance with an undertaking made to such authority in connection with such an acquisition; provided, in the case of the two preceding bullet-points, the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of such Major Subsidiary Bank or such subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank and its respective consolidated subsidiaries on the date of acquisition or

•	to Wachovia or any wholly-owned subsidiary.

Despite the above requirements, any Major Subsidiary Bank may be merged into or consolidated with another banking institution organized under U.S. or state law, if after giving effect to that merger or consolidation Wachovia or any wholly-owned subsidiary owns at least 80% of the voting stock of the other banking institution free and clear of any security interest and if, immediately after the merger or consolidation, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 1007) A “Major Subsidiary Bank” is defined in each indenture to mean any subsidiary which is a bank and has total assets equal to 25% or more of Wachovia’s consolidated assets determined on the date of the most recent audited financial statements of these entities. At present, the Major Subsidiary Banks are First Union National Bank and Wachovia Bank, N.A.

The above covenant is not a covenant for the benefit of any series of debt securities issued before August 1, 1990, or, in the case of subordinated debt securities, issued after November 15, 1992.

Notices, Definitive Debt Securities, Payments and Transfers

Notices to be given to holders of a global security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the relevant trustee’s records, and will be deemed given when mailed.

As long as the debt securities are listed on the Luxembourg Stock Exchange and its rules require, we will also give notices to holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By “daily newspaper” we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impracticable for us to publish the notice, then we or the relevant trustee, acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

In the event definitive debt securities are issued as described in this prospectus and as long as the debt securities are listed on the Luxembourg Stock Exchange, the holders of those debt securities will be able to receive payments and effect transfers at the offices of Dexia Banque Internationale à Luxembourg, Luxembourg or its successor as paying agent in Luxembourg relating to the debt securities. In the event definitive debt securities are issued as described in this prospectus and as long as the debt securities are listed on the Luxembourg Stock Exchange, if principal or another amount besides interest is due on a debt security at maturity, Wachovia will pay the amount to the holder of the debt security against surrender of the debt security at the offices of Dexia Banque Internationale à Luxembourg or its successor as paying agent in Luxembourg. Each indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive debt security, so long as the applicant furnishes to Wachovia and the relevant trustee the security or indemnity required by them to save each of them harmless and any evidence of ownership of the debt security as they may require.

Wachovia has appointed Dexia Banque Internationale à Luxembourg as a paying agent and transfer agent in Luxembourg in relation to the debt securities, and as long as the debt securities are listed on the Luxembourg Stock Exchange, Wachovia will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent or transfer agent will be published in Luxembourg in accordance with the second paragraph above under this subheading.

As provided in each indenture and subject to certain limitations, the debt securities are transferable, in whole or in part, upon surrender of the debt securities for registration of transfer at the corporate trust office of the relevant trustee in The City of New York. In the event definitive debt securities are issued and so long as the debt securities are listed on the Luxembourg Stock Exchange, the debt securities are transferable, in whole or in part, upon surrender of the debt securities for registration of transfer at the offices of the paying agent and transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Wachovia and the securities registrar. Thereupon one or more new debt securities, for the aggregate principal amount being transferred, will be issued to the designated transferee, and a new debt security for any amount not being transferred will be issued to the transferor.

Trustees

Either or both of the trustees may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to that series. (Section 610) In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the relevant indenture separate and apart from the trust administered by any other such trustee (Section 611), and any action to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

In the normal course of business, Wachovia and its subsidiaries conduct banking transactions with the trustees, and the trustees conduct banking transactions with Wachovia and its subsidiaries.

Title

Wachovia, the trustees and any of their agents may treat the registered owner of any debt security as the absolute owner of that security, whether or not that debt security is overdue and despite any notice to the contrary, for any purpose. See “Global Securities”.

Governing Law

The indentures and the debt securities will be governed by New York law.

Listing and General Information

Listing and Documents Available

Application has been made to list only the debt securities issued under this prospectus on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated to the debt securities the number 12,694 for listing purposes. The Restated Articles of Incorporation and the By-Laws of Wachovia and a legal notice relating to the issuance of the debt securities will be deposited prior to listing with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg), where such documents may be examined and copies obtained upon request. Copies of the above documents together with this prospectus, any prospectus supplements, the applicable underwriting agreement, the indentures and Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2001, as well as all other documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are incorporated by reference therein) including future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as the debt securities are listed on the Luxembourg Stock Exchange, will be made available for inspection, and may be obtained free of charge, at the main office of the Luxembourg listing agent. The Luxembourg listing agent will act as a contact between the Luxembourg Stock Exchange and Wachovia or the holders of the debt securities. We have appointed Dexia Banque Internationale à Luxembourg as the Luxembourg listing agent for the debt securities.

However, debt securities may be issued which will not be listed on the Luxembourg Stock Exchange or which will be listed on any other securities exchange as Wachovia and the relevant agent(s) may agree.

Authorization

The debt securities offered by this prospectus will be issued pursuant to authority granted by the Board of Directors of Wachovia on October 26, 2001, as such authority may be supplemented from time to time.

Material Change

As of the date of this prospectus, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, there has been no material adverse change in the financial position of Wachovia on a consolidated basis since December 31, 2001. See “Where You Can Find More Information” above.

Litigation

As of the date of this prospectus, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, Wachovia is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have, or have had, since December 31, 2001, a significant effect on Wachovia’s consolidated financial position or that are material in the context of issuing the debt securities which could jeopardize Wachovia’s ability to discharge its obligation under the debt securities.

Clearance Systems

The debt securities have been accepted for clearance through the DTC, Euroclear and Clearstream systems. The appropriate CUSIP, Common Code and ISIN for each series of debt securities to be held through any of these systems will be contained in the relevant prospectus supplement.

Agents

The United States Registrar and Domestic Paying Agent for the debt securities will be initially First Union National Bank, located at One Wachovia Center, Charlotte, North Carolina, 28288-0600, United States of America.

The London Paying Agent and London Issuing Agent for the debt securities will be initially Citibank, N.A., located at P.O. Box 18055, 5 Carmelite Street, London, EC4Y OPA.

The Luxembourg Paying Agent and Transfer Agent for the debt securities will be initially Dexia Banque Internationale à Luxembourg, 69, route d’Esch, L-2953 Luxembourg.

The Listing Agent for the debt securities will be initially Dexia Banque Internationale à Luxembourg, 69, route d’Esch, L-2953 Luxembourg.

DESCRIPTION OF WARRANTS

The following information outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

Wachovia may issue warrants for the purchase of its debt securities, preferred stock, Class A preferred stock, depositary shares or common stock. Warrants may be issued independently or together with debt securities, preferred stock, Class A preferred stock, depositary shares or common stock, and may be attached to or separate from those securities.

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between Wachovia and a bank, as warrant agent, selected by Wachovia with respect to such series, having its principal office in the U.S. and having combined capital and surplus of at least $50,000,000.

The relevant prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The relevant prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including

•	the offering price

•	the currency for which such warrants may be purchased

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security

•	the date which the warrants and the related securities will be separately transferable

•	in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, and the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase preferred stock, Class A preferred stock, depositary shares or common stock, the number of depositary shares or shares of preferred stock, Class A preferred stock or common stock, as the case may be, that can be purchased upon the exercise of one warrant, and the price for purchasing such shares upon this exercise

•	the dates on which the right to exercise the warrants will commence and expire

•	certain federal income tax consequences of holding or exercising those warrants

•	the terms of the securities issuable upon exercise of those warrants and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase preferred stock, Class A preferred stock, depositary shares or common stock, the right to receive any dividends, or payments upon Wachovia’s liquidation, dissolution or winding up or to exercise any voting rights.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the relevant prospectus supplement at the exercise price mentioned in, or calculated as described in, the relevant prospectus supplement. Unless otherwise specified in the relevant prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described below under “Global Securities”, by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the relevant prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the relevant prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement, Wachovia will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of common stock shares to be purchased upon warrant exercise may be adjusted in certain events, including

•	the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock

•	the issuance of rights, warrants or options to all common stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per common stock share

•	any Wachovia distribution to its common stockholders of evidences of Wachovia’s indebtedness or of assets, excluding cash dividends or distributions referred to above and

•	any other events mentioned in the relevant prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but Wachovia will pay the cash value of any fractional shares otherwise issuable.

Modification

Wachovia and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder’s consent, for the purpose of

•	curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates

•	evidencing the succession of another corporation to Wachovia and their assumption of Wachovia’s covenants contained in the warrant agreement and the warrants

•	appointing a successor depositary, if the warrants are issued in the form of global securities

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants

•	adding to Wachovia’s covenants for the warrantholders’ benefit or surrendering any right or power conferred upon Wachovia under the warrant agreement

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities or

•	amending the warrant agreement and the warrants as Wachovia deems necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

Wachovia and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the holders’ rights. However, no such amendment that

•	changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise

•	shortens the time period during which the warrants may be exercised

•	otherwise adversely affects the exercise rights of such warrantholders in any material respect or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that Wachovia may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation, provided that

•	either Wachovia must be the continuing corporation, or the corporation other than Wachovia formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under U.S. or state law and must assume Wachovia’s obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement and

•	Wachovia or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as Wachovia’s agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case Wachovia defaults in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon Wachovia. Any warrantholder may, without the warrant agent’s consent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

Wachovia will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to Wachovia and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless Wachovia or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and Wachovia before a replacement warrant certificate will be issued.

Title

Wachovia, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See “Global Securities”.

ERISA CONSIDERATIONS

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the securities.

Wachovia and certain of its affiliates may each be considered a “party in interest” within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or a “disqualified person” within the meaning of the U.S. Internal Revenue Code of 1986, as amended, with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the debt securities or warrants are acquired by or with the assets of a pension or other employee benefit plan for which Wachovia or any of its affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a “qualified professional asset manager” or an “in-house asset manager” or under any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan and propose to invest in the securities described in this prospectus or the applicable prospectus supplement, you should consult your legal counsel.

GLOBAL SECURITIES

Unless otherwise mentioned in the relevant prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities”, registered in the name of a depositary or its nominee. Unless otherwise mentioned in the relevant prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed Wachovia that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as mentioned herein or in the relevant prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form shall refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders shall refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed Wachovia that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Commission.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by Wachovia’s designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, depositary or warrant agent as registered holders of the securities entitled to the benefits of Wachovia’s articles or the applicable indenture, deposit agreement or warrant agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised Wachovia that DTC will take any action permitted to be taken by a registered holder of any securities under Wachovia’s articles or the relevant indenture, deposit agreement or warrant agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise mentioned in the relevant prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if

•	DTC notifies Wachovia that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered

•	Wachovia executes and delivers to the relevant registrar, transfer agent, trustee, depositary and/or warrant agent an order complying with the requirements of Wachovia’s articles or the relevant indenture, deposit agreement and/or warrant agreement that this global security shall be so exchangeable or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the above paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee, depositary or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of Wachovia’s articles or the relevant indenture, deposit agreement and/or warrant agreement.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary Wachovia appoints. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

None of Wachovia, the trustees, any registrar and transfer agent, any warrant agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

Wachovia may sell securities to or through underwriters, including Wachovia Securities, an affiliate of Wachovia, to be designated at various times, and also may sell securities directly to other purchasers or through agents. Wachovia conducts its investment banking, institutional and capital markets business businesses through its various bank, broker-dealer and non-bank subsidiaries, including First Union Securities, Inc., under the trade name “Wachovia Securities.” Unless otherwise stated, any reference to “Wachovia Securities” herein shall mean First Union Securities, Inc., and shall not include Wachovia Securities, Inc., member NASD/SIPC, a separate broker-dealer subsidiary of Wachovia, which is not participating in this distribution. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The debt securities, preferred stock, Class A preferred stock, depositary shares and warrants will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for these securities.

This prospectus and the related prospectus supplements may be used by First Union Securities, Inc., an indirect, wholly-owned subsidiary of Wachovia, for offers and sales related to market-making transactions in the securities. Wachovia Securities may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

In facilitating the sale of securities, underwriters may receive compensation from Wachovia or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from Wachovia and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Wachovia will be described, in the prospectus supplement relating to those securities.

The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. for sales of securities pursuant to this prospectus will not exceed 8.00%.

Unless otherwise mentioned in the relevant prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise mentioned in the relevant prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from Wachovia in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Under agreements which Wachovia may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by Wachovia against certain liabilities, including liabilities under the Securities Act.

If so noted in the prospectus supplement relating to any securities, Wachovia will authorize dealers or other persons acting as Wachovia’s agents to solicit offers by certain institutions to purchase any securities from Wachovia under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Wachovia must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

The participation of Wachovia Securities in the offer and sale of the securities must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an “affiliate”. No NASD member participating in offers and sales will execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

If Wachovia offers and sells securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be mentioned in the relevant prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the relevant prospectus supplement. Purchasers of securities directly from Wachovia may be entitled under agreements that they may enter into with Wachovia to indemnification by Wachovia against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Wachovia in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, Wachovia, the senior trustee and the subordinated trustee, in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of any securities will be passed upon for Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of Wachovia, and for any underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Sullivan & Cromwell will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law, and Mr. Jeffries will rely upon the opinion of Sullivan & Cromwell as to matters of New York law. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell performing these legal services own shares of Wachovia’s common stock.

EXPERTS

The consolidated balance sheets of Wachovia Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, included in Wachovia’s 2001 Annual Report to Stockholders which is included in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ISSUER

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288-0013

United States of America

UNITED STATES REGISTRAR AND DOMESTIC PAYING AGENT	LONDON PAYING AGENT AND LONDON ISSUING AGENT

First Union National Bank One Wachovia Center Charlotte, North Carolina 28288-0600 United States of America	Citibank, N.A. P.O. Box 18055 5 Carmelite Street, London EC4Y OPA

LUXEMBOURG PAYING AGENT,

LISTING AGENT

AND TRANSFER AGENT

Dexia Banque Internationale à Luxembourg

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS

To the Issuer	To the Distribution Agents

As to United States Law:	As to United States Law:

Ross E. Jeffries, Jr., Esq. Senior Vice President and Assistant General Counsel Wachovia Corporation One Wachovia Center Charlotte, North Carolina 28288-0630 United States of America	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States of America

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Wachovia since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

Wachovia Corporation

$1,100,000,000

One-Month LIBOR Floating Rate Notes

Due July 20, 2007

$2,400,000,000

Three-Month LIBOR Floating Rate Notes

Due July 20, 2007

$1,500,000,000 5.25% Subordinated

Notes Due August 1, 2014

Sole Book-Runner

Wachovia Securities

ABN AMRO Incorporated

Barclays Capital

Bear, Stearns & Co. Inc.

Citigroup

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley

The Royal Bank of Scotland

UBS Investment Bank

Blaylock & Partners, L.P.

Guzman & Company

Keefe, Bruyette & Woods, Inc.

Loop Capital Markets, LLC

Sandler O’Neill & Partners, L.P.

The Williams Capital Group, L.P.